                                                               EXHIBIT 11

                 KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                       Earnings Per Share Calculation
                         Primary Earnings Per Share


                                               For the Three Months Ended

                                                  06/30/96     06/30/95
                                                 ----------  -----------

Net income                                       $1,285,399  $   771,120
Less dividends on preferred stock                  (105,438)    (105,438)
                                                  ---------   ----------
Income Attributed to Common Stock                $1,179,961  $   665,682
                                                  ---------   ----------
Average Number of Common Shares and
  Common Share Equivalents Outstanding:

Average common shares outstanding                11,823,627   11,434,115

Common share equivalents (after application
  of treasury stock method)                         462,085      190,843
                                                  ---------   ----------
Average Common Shares and Common Share
  Equivalents Outstanding                        12,285,712   11,624,958
                                                 ==========   ==========
Primary Income per Share<F1>                        $0.10        $0.06
                                                     ====         ====


<F1> The two-class method for Class A and Class B Common Stock is not presented because the earnings per share are equivalent to the if converted method since dividends were not declared or paid and each class of common stock has equal ownership of the Company.

                                                              EXHIBIT 11

                KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                      Earnings Per Share Calculation
                     Fully-Diluted Earnings Per Share


                                               For the Three Months Ended

                                                   06/30/96    06/30/95
                                                 ----------- -----------

Net income                                       $ 1,285,399 $   771,120
Less dividends on preferred stock                   (105,438)   (105,438)
Plus dividends not payable due to preferred
  stock conversion                                   105,438     105,438
                                                  ----------  ----------
Income Attributed to Common Stock                $ 1,285,399 $   771,120
                                                  ==========  ==========
Average Number of Shares Outstanding on a
  Fully-Diluted Basis:
Average common shares outstanding                 11,823,627  11,434,115

Common share equivalents (after application of treasury stock method):

Shares issuable upon conversion of stock
  options                                            472,136     292,340
Common equivalent shares for preferred stock         301,250     301,250
                                                   ---------  ----------
Average Number of Shares Outstanding on a
  Fully-Diluted Basis                             12,597,013  12,027,705
                                                  ==========  ==========
Fully-Diluted Income per Share<F1><F2>:                $0.10      $ 0.06
                                                        ====       =====



<F1>  The two-class method for Class A and Class B Common Stock is not presented because the earnings per share are equivalent to the if converted method since dividends were not declared or paid and each class of common stock has equal ownership of the Company.


<F2>  This calculation is submitted although it is contrary to Paragraph 40 of APB Opinion No. 15 as it produces an anti-dilutive result.
      Also, the preferred stock would not qualify as a common share equivalent because the cash yield at issuance was not less than 66 2/3% of the then current average Aa corporate bond yield.